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                                                                 Exhibit 9(b)(3)


                                 AMENDMENT TO
                           FUND ACCOUNTING AGREEMENT


     This Amendment is made as of January 1, 1998, between Meyers Investment Trust (the "Trust"), formerly known as Meyers Sheppard Investment Trust, and BISYS Fund Services, Inc. ("Fund Accountant"). The parties hereby amend the Fund Accounting Agreement (the "Agreement") between the Trust and Fund Accountant, dated as of November 14, 1996, as set forth below.

     WHEREAS, the parties hereto wish to modify Section 6 of the Agreement, entitled "Term," by extending the initial term set forth therein; and

     WHEREAS, the parties wish to modify the fee schedule set forth in Schedule A to the Agreement.

     NOW THEREFORE, in consideration of the foregoing and the mutual premises and covenants herein set forth, the parties agree as follows:

     1. Capitalized terms not otherwise defined herein shall have the same meaning as in the Agreement.

     2. Section 6 of the Agreement shall be amended by replacing the first two sentences of such section with the following:

               The initial term of this Agreement (the "Initial Term") shall be for a period commencing on the date this Agreement is executed by both parties and ending on December 31, 1999. This Agreement shall be renewed automatically for successive two-year terms unless written notice not to renew is given by the non-renewing party to the other party at least 60 days prior to the expiration of the then-current term; provided, however, that after such termination for so long as Fund Accountant, with the written consent of the Trust, in fact continues to perform any one or more of the services contemplated by this Agreement or any schedule or exhibit hereto, the provisions of this Agreement, including without limitation the provisions dealing with indemnification, shall continue in full force and effect.
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     3.  Schedule A to the Agreement shall be amended by replacing the fee schedule contained therein with the following:

               Effective as of January 1, 1998, Fund Accountant shall be entitled to receive a fee from each Fund in accordance with the following schedule:

               $30,000 annually plus out-of-pocket expenses, as described in
               Section 4, plus an additional annual fee of $10,000 per Fund for each additional class that may be created subsequent to January 1, 1998.

               The annual fee amount set forth above shall be prorated for periods of less than one year.

     4. This Amendment may be executed in one or more counterparts, each of which will be deemed an original, but all of which together shall constitute one and the same instrument.

     5.  Except as specifically set forth herein, all other provisions of the
         Agreement shall   remain in full force and effect.

     IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.



                                    MEYERS INVESTMENT TRUST


                                    By:       /s/ Shelley J. Meyers
                                        ----------------------------------------

                                    Title:           Chairwoman
                                           -------------------------------------



                                    BISYS FUND SERVICES
                                    LIMITED PARTNERSHIP


                                    By: BISYS Fund Services, Inc.,
                                        General Partner


                                    By:         /s/ George O. Martinez
                                        ----------------------------------------

                                    Title:        Senior Vice President
                                           -------------------------------------

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